Exhibit 2.1

DERMA SCIENCES, INC.

(a Pennsylvania Corporation)

AND

DERMA SCIENCES, INC.

(a Delaware Corporation)

This Agreement and Plan of Merger (this “Agreement”) is dated September 5, 2012 by and between Derma Sciences, Inc., a Pennsylvania corporation (“Derma Pennsylvania”) and Derma Sciences, Inc., a Delaware corporation (“Derma Delaware”).

Recitals

A.            Derma Pennsylvania is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania and has authorized capital stock consisting of 26,468,750 shares, of which 25,000,000 shares are designated as common stock, $.01 par value per share (“Derma Pennsylvania Common Stock”), and 1,468,750 shares are designated as preferred stock, of which 218,750 shares are designated Series A Convertible Preferred Stock and 416,668 shares are designated Series B Convertible Preferred Stock (collectively, the “Derma Pennsylvania Preferred Stock”). As of August 31, 2012, and before giving effect to the transactions contemplated hereby, 12,858,545 shares of Derma Pennsylvania Common Stock were outstanding and 73,332 shares of Derma Pennsylvania Preferred Stock were outstanding.  In addition, there are (i) 54,400 shares of Derma Pennsylvania Common Stock issuable upon the vesting of restricted stock units of Derma Pennsylvania, (ii) 1,719,942 shares of Derma Pennsylvania Common Stock issuable upon the exercise of options and (iii) 3,035,036 shares of Derma Pennsylvania Common Stock issuable upon the exercise of warrants.

B.           Derma Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has authorized capital stock consisting of 26,468,750 shares, of which 25,000,000 shares are designated as common stock, $.01 par value per share (“Derma Delaware Common Stock”), and 1,468,750 shares are designated as preferred stock, of which 218,750 shares are designated Series A Convertible Preferred Stock and 416,668 shares are designated Series B Convertible Preferred Stock (collectively, the “Derma Delaware Preferred Stock”).  As of the date hereof, and before giving effect to the transactions contemplated hereby, 100 shares of Derma Delaware Common Stock were outstanding, all of which were held by Derma Pennsylvania

C.            Derma Delaware is a wholly-owned subsidiary of Derma Pennsylvania.

D.            The board of directors of Derma Pennsylvania has concluded that, for the purpose of effecting the reincorporation of Derma Pennsylvania in the State of Delaware, it is in the best interests of Derma Pennsylvania that Derma Pennsylvania be merged with and into Derma Delaware upon the terms and conditions herein provided and pursuant to the Business Corporation Law of the Commonwealth of Pennsylvania and the General Corporation Law of the State of Delaware.   Such transaction is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

E.            The respective boards of directors of Derma Pennsylvania and Derma Delaware have approved this Agreement and have directed that this Agreement be submitted to a vote of the shareholders of the respective corporations and be executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Derma Pennsylvania and Derma Delaware hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1.             Merger

1.1           Merger.  In accordance with and subject to the provisions of this Agreement, the Pennsylvania Business Corporation Law and the Delaware General Corporation Law, Derma Pennsylvania shall be merged with and into Derma Delaware (the “Merger”), and the separate existence of Derma Pennsylvania shall cease. Derma Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation.”

1.2           Filing of Certificate and Articles of Merger; Effective Date.  The Merger shall not become effective until the following actions have been completed:

(a)            This Agreement and the Merger shall have been adopted and approved by the shareholders of Derma Pennsylvania and by the sole stockholder of Derma Delaware in accordance with the requirements of the Pennsylvania Business Corporation Law and the Delaware General Corporation Law, respectively;

(b)            An executed Articles of Merger (the “Articles of Merger”) meeting the requirements of the Pennsylvania Business Corporation Law shall have been filed with the Department of State of the Commonwealth of Pennsylvania; and

(c)            An executed Certificate of Merger (the “Certificate of Merger”) meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware.

The Merger shall be effective at the effective time specified in the Articles of Merger and the Certificate of Merger, which date and time are herein referred to as the “Effective Time.”

1.3.            Effects of the Merger.  Upon the Effective Time, the separate existence of Derma Pennsylvania shall cease and Derma Pennsylvania shall be merged into Derma Delaware.  Derma Delaware, as the Surviving Corporation, (a) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (b) shall be subject to all actions previously taken by its and Derma Pennsylvania’s board of directors, (c) shall succeed, without other transfer, to all of the assets, rights, powers and property of Derma Pennsylvania in the manner more fully provided under the applicable provisions of the Pennsylvania Business Corporation Law and the Delaware General Corporation Law, (d) shall continue to be subject to all of the debts, liabilities and obligations of Derma Delaware as constituted immediately prior to the Effective Time, and (e) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Derma Pennsylvania in the same manner as if Derma Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Pennsylvania Business Corporation Law and the Delaware General Corporation Law.

2.           Name of Surviving Corporation; Organizational Documents; Directors and Officers

2.1           Name of Surviving Corporation.  The name of the Surviving Corporation from and after the Effective Time shall be “Derma Sciences, Inc.”

2.2           Certificate of Incorporation.  The Certificate of Incorporation of Derma Delaware as in effect immediately before the Effective Time shall, from and after the Effective Time, continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation.

2.3           Bylaws. The Bylaws of Derma Delaware as in effect immediately before the Effective Time shall, from and after the Effective Time, continue in full force and effect as the Bylaws of the Surviving Corporation.

2.4           Board of Directors.  The members of the board of directors of Derma Pennsylvania immediately before the Effective Time shall become the sole members of the board of directors of Derma Delaware as of the Effective Time and shall serve for the same terms of office as they had as directors of Derma Pennsylvania or until as otherwise provided by law or the Certificate of Incorporation or Bylaws of the Surviving Corporation.

2.5           Officers.  The officers of Derma Pennsylvania immediately before the Effective Time shall be the officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation or Bylaws of the Surviving Corporation.

3.           Manner of Conversion of Securities

           The manner and basis of converting the shares of the capital stock of Derma Pennsylvania and the nature and amount of securities of Derma Delaware that the holders of shares of Derma Pennsylvania Common Stock and Derma Pennsylvania Preferred Stock are to receive in exchange for such shares are as follows:

3.1.         Derma Pennsylvania Common Stock.  By virtue of the Merger and without any action on the part of any shareholder, each share of Derma Pennsylvania Common Stock reflected on the official stock transfer records of Derma Pennsylvania as outstanding immediately prior to the Effective Time shall be converted at the Effective Time into one fully paid, non-assessable share of common stock, $.01 par value per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

3.2.         Derma Pennsylvania Preferred Stock.  By virtue of the Merger and without any action on the part of any shareholder, each share of Derma Pennsylvania Preferred Stock reflected on the official stock transfer records of Derma Pennsylvania as outstanding immediately prior to the Effective Time shall be converted at the Effective Time into one fully paid, non-assessable share of preferred stock, as designated, of the Surviving Corporation (“Surviving Corporation Preferred Stock”).

3.3           Derma Pennsylvania Restricted Stock Units, Options and Warrants.  By virtue of the Merger and without any action on the part of any holder of restricted stock units of Derma Pennsylvania, or options or warrants to purchase shares of Derma Pennsylvania Common Stock, each restricted stock unit, option and warrant that is outstanding and unvested or unexercised, as applicable, immediately prior to the Effective Time shall be converted at the Effective Time into a restricted stock unit of the Surviving Corporation, or an option or warrant to acquire an equal number of shares of Surviving Corporation Common Stock upon the same terms and conditions as set forth in the instrument granting such restricted stock unit, option or warrant.

3.4.         Derma Delaware Common Stock.  Upon the Effective Time, each share of Derma Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Derma Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

3.4.         Exchange of Certificates.

(a)         After the Effective Time, each holder of an outstanding certificate representing shares of Derma Pennsylvania Common Stock or Derma Pennsylvania Preferred Stock may surrender the same for cancellation to the agent designated by the Surviving Corporation from time to time (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock into which the surrendered shares were converted as herein provided.  Until so surrendered, each outstanding certificate theretofore representing shares of Derma Pennsylvania Common Stock or Derma Pennsylvania Preferred Stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation Common Stock or Surviving Corporation Preferred Stock into which shares of Derma Pennsylvania Common Stock and Derma Pennsylvania Preferred Stock were converted in the Merger.

(b)         The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Surviving Corporation Common Stock or Surviving Company Preferred Stock represented by such outstanding certificate as provided above.

(c)         Each certificate representing Surviving Corporation Common Stock or Surviving Corporation Preferred Stock so issued following the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates for Derma Pennsylvania Common Stock or Derma Pennsylvania Preferred Stock so converted and given in exchange therefor, unless otherwise determined by the board of directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

4.           Miscellaneous

4.1         Further Assurances. From time to time, as and when required by Derma Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Derma Pennsylvania such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or confirm of record or otherwise by the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Derma Pennsylvania and otherwise to carry out the purposes of this Agreement, and the officers and directors of Derma Delaware are fully authorized in the name and on behalf of Derma Pennsylvania or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.2         Amendment. The boards of directors of the parties hereto may amend this Agreement at any time prior to the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Certificate of Incorporation with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of Derma Pennsylvania shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Derma Pennsylvania; (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement, if such alteration or change would adversely affect the holders of any class or series of capital stock of Derma Pennsylvania.

4.3         Abandonment.  This Agreement may be terminated and the proposed Merger abandoned at any time before the Effective Time, and whether before or after approval of this Agreement by the shareholders of Derma Pennsylvania or the sole stockholder of Derma Delaware, if the board of directors of Derma Pennsylvania duly adopts a resolution abandoning this Agreement.

4.4         Governing Law.  This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Pennsylvania Business Corporation Law.

4.5         Counterparts.  For the convenience of the parties hereto and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

IN WITNESS WHEREOF, Derma Pennsylvania and Derma Delaware have executed this Agreement by their duly authorized officers all on the date first above written.

DERMA SCIENCES, INC., a Pennsylvania corporation

/s/ Edward J. Quilty
Edward J. Quilty
President and Chief Executive Officer

DERMA SCIENCES, INC., a Delaware corporation

/s/ Edward J. Quilty
Edward J. Quilty
President and Chief Executive Officer